Exhibit 10.4

This is a translation into English of the official Hebrew version of this agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Convertible Loan Agreement

Entered into and signed on July 2, 2023

Between:	TurboGen Ltd.

Company no. 515086056

of 22 Efal Street, Petah Tikva 4951122

(the “Borrower”)

And:	Alex Katz

(the “Lender”)

of the second part;

Whereas:	The Borrower wishes to receive a loan from the Lender, in accordance with the terms and conditions set forth in This Agreement below, and the Lender agrees to provide such loan to the Borrower; and

Whereas:	The parties wish that the loan to be provided by the Lender to the Borrower pursuant to This Agreement shall be convertible into shares, such that immediately upon the fulfillment of the conditions for conversion, the Lender shall have the right, but not the obligation, to receive from the Borrower the Conversion Shares by way of an allotment; and in addition, the Borrower shall allot to the Lender, for no consideration, within a period of up to 60 days, options exercisable into the Borrower’s Ordinary Shares, all in accordance with and subject to the provisions of This Agreement; and

Whereas:	The allotments contemplated in This Agreement require the approval of the Borrower’s authorized organs, including the General Meeting of shareholders, and the approval of the Tel Aviv Stock Exchange Ltd. (“TASE” or the “Stock Exchange”), all as detailed in This Agreement; and

Whereas:	The parties wish to establish and set forth in This Agreement the legal relations between them with respect to the terms of provision of the loan contemplated herein, its conversion (in whole or in part) or its repayment, and the terms of the Allotted Options and exercise thereof, all in accordance with and subject to the provisions of This Agreement;

NOW, THEREFORE, IT IS DECLARED, STIPULATED, AND AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	General; Interpretation

1.1.	The preamble to This Agreement and its annexes constitute an integral part hereof.

1.2.	The division of This Agreement into sections and subsections and the headings used herein are for convenience purposes only and shall not be used for interpretation.

1.3.	Words in the singular shall include the plural and vice versa; words in the masculine shall include the feminine and vice versa, as the context requires, unless expressly stated otherwise.

1.4.	In This Agreement, the following terms shall have the meanings set forth beside them, unless the context or content requires otherwise:

1.4.1.	“Allotted Options” – as defined in Section 7.1.1 below;

1.4.2.	“The Loan” or “The Loan Principal” – as defined in Section 4.1.1 below;

1.4.3.	“This Agreement” – This Agreement, as may be amended from time to time with the consent of the parties;

1.4.4.	“Conversion of the Loan” – as described in Section 9 below;

1.4.5.	“Outstanding Debt” – The Loan Principal, plus interest and all sums of any kind that the Borrower may be liable to pay to the Lender in connection with the Loan, as they may be from time to time;

1.4.6.	“Companies Law” – The Companies Law, 5759-1999, and the regulations thereunder, as amended from time to time;

1.4.7.	“Insolvency Law” – The Insolvency and Economic Rehabilitation Law, 5778-2018, and the regulations thereunder, as amended from time to time;

1.4.8.	“Securities Law” – The Securities Law, 5728-1968, and the regulations thereunder, as amended from time to time;

1.4.9.	“Business Day” – Sunday through Thursday of each week, provided they are not holidays, festivals, holiday eves, or sabbatical days;

1.4.10.	“Conversion Shares” – as defined in Section 9.1 below;

1.4.11.	“Exercise Shares” – as defined in Section 7.1.1 below.

2.	The Borrower’s representations

The Borrower represents and warrants to the Lender that it is aware that the Lender has agreed to enter into This Agreement in full reliance upon its representations and warranties herein, and that each such representation is true and accurate in all its details as of the date of signing:

2.1.	The Borrower is a public company whose shares are listed for trading on TASE, duly incorporated under the laws of the State of Israel and duly registered with the Registrar of Companies.

2.2.	The authorized share capital of the Borrower consists of 100,000,000 Ordinary Shares, par value NIS 0.01 each (“Ordinary Shares”). As of the date of signing This Agreement, the issued and paid-up capital of the Borrower is 13,781,947 Ordinary Shares. The Borrower’s securities register is as detailed in the Borrower’s immediate report published via Magna on June 21, 2023 (Reference 2023-01-058657).

2.3.	There is no impediment under any agreement or law, including the Borrower’s incorporation documents, to its entry into This Agreement and the performance of all its obligations hereunder.

2.4.	This Agreement has been duly signed by the Borrower and its obligations hereunder constitute valid, binding, and enforceable obligations.

2.5.	The Conversion Shares, when and if allotted to the Lender, shall rank pari passu in all respects with the Ordinary Shares, and shall be fully paid up, free and clear of any debt, charge, pledge, lien, or any third-party rights.

2.6.	The Borrower represents that its entry into This Agreement, as well as the execution and completion of the allotments contemplated herein, are subject to the approval of the Borrower’s authorized organs, including the General Meeting, and to the approval of TASE for the convertible undertaking and the options.

2.7.	The Borrower undertakes to notify the Lender of any change in any of the representations in this section immediately upon its occurrence, and in any event no later than 12 hours from such change.

2.8.	The Borrower undertakes that all public reports up to the date of signing This Agreement are true and accurate.

3.	The Lender’s representations

The Lender represents and warrants to the Borrower that he is aware that the Borrower has agreed to enter into This Agreement in full reliance upon his representations and warranties herein, and that each is true and accurate as of the date of signing:

3.1.	The Lender is a private individual, citizen, and resident of the State of Israel.

3.2.	The Lender possesses all means to perform his obligations hereunder in full and in due course and has sufficient business experience and ability to evaluate the business risks inherent in This Agreement.

3.3.	The Lender has considered the tax aspects of the transaction applicable to him, and the Borrower has not presented any representation to him in any of these matters. The Lender agrees that he alone shall bear all tax liabilities in respect of the conversion of the Loan and/or the exercise of the Allotted Options in connection with the Conversion Shares and/or the Allotted Options and/or the Exercise Shares. It is known to the Lender that the Borrower will withhold taxes at source as required by law. Without derogating from the above, it is known to the Lender that the allotment for the sale of the Conversion Shares and/or the Allotted Options and/or the Exercise Shares may have tax implications. It will be clarified that it is recommended that the Lender consult a tax advisor regarding the tax implications resulting from these events.

3.4.	The Lender has received all permits and approvals required under any law in connection with his entry into This Agreement and the performance of his obligations hereunder.

3.5.	This Agreement has been duly signed by the Lender and constitutes valid, binding, and enforceable obligations.

3.6	The Lender is not affiliated with any of the controlling shareholders of the Borrower and/or their relatives and/or any of the Borrower’s officers and/or their relatives, directly and/or indirectly. Taking into account the Loan Conversion and the full exercise of the Allotted Warrants, and immediately following the Loan Conversion and the full exercise of the Allotted Warrants, the Lender’s total holdings in the Borrower (including any additional holdings of the Lender in the Borrower’s securities, if any, and including holdings together with others, if any) shall be less than 5% of the Borrower’s issued and paid-up share capital and of the voting rights therein, as of the date of signing of This Agreement.

3.7	No securities of the Company have been allotted to the Lender or to anyone on her behalf, to her relative, to a controlling shareholder of hers, to a corporation controlled by its controlling shareholder, or to a relative of its controlling shareholder.

3.8	There are no agreements, whether written or oral, between the Lender and any shareholder of the Borrower and/or any holder of the Borrower’s securities or others (all or part of them), regarding the purchase or sale of the Borrower’s securities, or regarding voting rights in the Borrower.

3.9.	The Lender is a “Qualified Investor” (Accredited Investor) as defined in Section 15A(b)(1) of the Securities Law.

3.10.	The Lender is aware that the Conversion Shares and/or the Exercise Shares shall be subject to transfer restrictions (lock-up) with respect to transactions therein, in accordance with the provisions of Section 15C of the Securities Law and by virtue of the Securities Regulations (Details Regarding Sections 15A to 15C of the Law), 5760-2000 (the “Restrictions”), and undertakes to comply with such Restrictions. For convenience only, the Restrictions arising from the aforesaid provisions of law are attached hereto as Annex A, in the language in effect as of the date of signing of This Agreement. For the avoidance of doubt, it is clarified that the Restrictions shall also apply in the event that the Exercise Shares and/or the Conversion Shares are transferred to another party.

3.11	The Lender is aware that the Allotted Warrants are acquired by her on an as-is basis, without any representation, warranty, or indemnity on behalf of the Borrower, and she shall have no right of action and/or demand and/or argument against the Borrower or anyone on its behalf in connection with the Borrower and its condition (other than in connection with her representations above) and/or in connection with the Allotted Warrants.

3.12	The Lender is aware that the Borrower may, from time to time, grant rights and/or allot shares, additional options, and other securities to various entities and individuals, all at the Borrower’s sole discretion.

3.13	In order to enable the Borrower to allot Ordinary Shares following the Loan Conversion and/or the exercise of the Allotted Warrants, the Lender undertakes to sign any document that may be required and necessary under any law and/or under the Borrower’s articles of association.

3.14	The Lender is aware that, in accordance with the provisions of the Securities Law, upon receipt of approval by the Borrower’s authorized organs, or at a later date, the Borrower shall release an immediate report regarding This Agreement, including about the details of the Lender, the Conversion Shares and the terms for the Loan Conversion, and the Allotted Warrants and the terms for their exercise.

3.15	The Lender is aware that she shall not be entitled to receive the Conversion Shares and/or the Exercise Shares from the Borrower prior to full payment of any tax that the Borrower may be required, if any, to withhold at source, as required by law.

3.16	The Lender undertakes to notify the Borrower of any change in any of the representations in this section immediately upon its occurrence, and in any event no later than 12 hours from the occurrence of such change.

4.	The Loan

4.1	The Loan Principal:

4.1.1	The Lender shall provide the Borrower, and the Borrower shall receive from the Lender, a monetary loan of NIS 4,000,000 (four million New Israeli Shekels) (the “Loan” or the “Loan Principal”, as applicable).

4.1.2.	No later than 2 Business Days from the date of signing of This Agreement, the Lender shall provide half of the loan amount (NIS 2,000,000) to the Borrower’s account. The remaining amount of (NIS 2,000,000) shall be provided within 30 days. The funds shall be deposited into a bank account it the name of the Borrower, the details of which shall be provided by the Borrower to the Lender in writing (together with a bank account management confirmation) (the “Borrower’s Account”).

4.1.3	Insofar as the Lender has provided the Loan Principal (or any part thereof) to the Borrower prior to receiving the approval of the Borrower’s authorized organs and receiving the Stock Exchange’s approval for the Convertible Undertaking and the Stock Exchange’s approval for the Options (as these terms are defined below), the Borrower shall not make any use of the loan funds received by it from the Lender.

4.2.	Interest:

4.2.1	The outstanding balance of the Loan Principal shall bear annual interest at a rate of 10% (the “Loan Interest”), which shall be added to the outstanding balance of the Loan Principal at the end of the Loan Period (as such term is defined below).

4.2.2	Lawful VAT shall be added to the payment of the Loan Interest.

4.3	A resolutory condition – non receipt of the TASE’s approval of the convertible debenture

4.3.1	Close to the date of signing of This Agreement, the Borrower shall submit to TASE an application for the allotment of an unlisted convertible debenture, which may be converted into the Convertible Shares (the “Convertible Debenture”).

4.3.2	If the TASE’s approval for the allotment of the Convertible Debenture and for the listing of the Conversion Shares (if the Loan is not converted) (the “TASE’s Approval for the Convertible Debenture”) is not obtained within 30 Business Days from the date the Loan is actually provided, the Lender shall have the right to accelerate the Outstanding Debt, in accordance with the provisions of Section 8 below.

5.	Terms of payment

5.1	The Loan Principal shall be repaid and the Loan Interest shall be paid in a single bullet payment on 26 June 2025, or converted into the Conversion Shares, whichever is earlier, in accordance with the dates and subject to the conditions set forth in Sections 8 and 9 below (the “End of the Loan Period” or the “Loan Period”, respectively).

5.2	The Borrower shall be entitled to repay the Outstanding Debt, in whole or in part, at any time, at its sole discretion, and for the avoidance of doubt, also prior to the End of the Loan Period. In the event of repayment of the Outstanding Debt prior to the End of the Loan Period as aforesaid, the Borrower shall provide the Lender with prior written notice of 7 Business Days before the requested repayment date, and during such period the Lender shall be given the opportunity to choose between conversion of the debt into the Conversion Shares or repayment thereof as aforesaid.

5.3	If the due date for any payment under This Agreement falls on a day that is not a Business Day, the payment shall be made on the next Business Day. It is clarified that any amount whose payment is deferred as aforesaid shall not bear interest until its full repayment, as applicable, other than if such amount is not paid on the next Business Day.

5.4	If the Borrower repays the Outstanding Debt, in whole or in part, before the End of the Loan Period, the Loan shall bear interest as specified in Section 8.6 below.

5.5	The Lender shall provide the Borrower with a withholding tax exemption from the Israel tax authorities specifying the rate of tax that the Borrower is required to withhold at source in connection with the payment of the Loan Interest to the Lender under This Agreement. It is clarified that if the Lender does not provide such approval by the date on which the Loan Interest payment is actually made under This Agreement, the Borrower shall withhold from the payment the tax it is required to withhold at source.

6.	The Borrower’s undertakings during the Loan Period

During the Loan Period, or at any earlier date on which This Agreement terminates in accordance with its provisions, the Borrower undertakes, subject to any law and agreement, to use its best efforts to ensure the continuation of its ordinary course of operations and to conduct its ordinary course of business, as conducted before the signing of This Agreement.

7.	An option to invest in the Borrower during the Loan Period

7.1	Allocation of the allotted shares

7.1.1	The Borrower shall allot to the Lender, immediately after receipt of the TASE’s approval for the warrants, 285,714 unlisted warrants, exercisable into up to 285,714 Ordinary Shares (the “Exercise Shares” and the “Allotted Warrants”, respectively), for no consideration.

7.1.2	Each Allotted Warrant shall be exercisable for one Ordinary Share, subject to payment of the Exercise Price and subject to all terms and conditions set forth in This Agreement.

“Exercise Price” – the sum of ILS 14 (not link to any index basis).

7.1.3	The Allotted Warrants to be allotted to the Lender shall be exercisable during a period commencing on the date of allotment of the warrants and ending on June 26, 2025 (the “Expiration Date”). For the avoidance of doubt, it is clarified that all of the Allotted Warrants granted to the Lender that are not exercised by the Expiration Date shall expire and shall no longer confer any rights on the Lender.

7.2	Exercise of the Allotted Warrants

7.2.2	The exercise of the Allotted Warrants shall become effective upon the Borrower’s receipt of the Exercise Notice and payment of the Exercise Price in respect of the Allotted Warrants to the Borrower’s Account. For the avoidance of doubt, it is clarified that the Exercise Shares shall be actually received by the Lender (if the Lender chose to exercise the Allotted Warrants) only after they are listed in accordance with the provisions of the TASE’s Regulations and the directives issued thereunder. The Borrower shall hold the consideration for the shares in trust for the Lender and shall not make any use of the warrant exercise proceeds until the Exercise Shares have been received by the Lender.

7.2.3	It is clarified that, in accordance with the Stock Exchange regulations and its guidelines, no exercise shall be performed on the record date for the distribution of bonus shares, an offer by way of rights, a dividend distribution, a share split, a share consolidation or a capital reduction (a “Corporate Event”). Furthermore, if the Ex-Date of a Corporate Event occurs before the Record Date of a Corporate Event, no exercise shall be performed on the Ex-Date as aforesaid. In any such case as aforesaid, the date of issuance as a result of the exercise shall be postponed to the first trading day after the Ex-Date.

7.2.4	The Allocated Options are exercisable into whole ordinary shares only, and in no case shall fractional shares result from the exercise as aforesaid; if fractional shares would have resulted from the exercise as aforesaid, the fractional shares shall be rounded down to the nearest whole number.

7.2.5	The Exercise Shares resulting from the exercise of the Allocated Options to the Lender shall be equal in their rights to ordinary shares for all intents and purposes and shall be registered in the name of the Registration Company of the Tel Aviv Stock Exchange Ltd. or in the name of the registration company through which the Borrower’s shares are held at that time (the “Registration Company”).

7.3	Conditions precedent to the allocation of the Allotted Warrants

7.3.1	Immediately following the date of signing this Agreement, the Borrower shall submit an application to the TASE for allotment of the Allotted Warrants and for the listing of the Exercise Shares (if the Allotted Warrants are exercised) (“TASE’s Approval for the Warrants”).

7.3.2	It is agreed that the allotment of the Allotted Warrants to the Lender is conditional upon receipt of the TASE’s approval for the listing of the Exercise Shares and shall take effect subject to the fulfillment of this condition precedent (the “Condition Precedent with respect to the Allotted Warrants”).

7.3.3	The Borrower shall notify the Lender after the fulfillment of the Condition Precedent with respect to the Allotted Warrants (the “Borrower’s Notice”).

8	Acceleration

8.1	Acceleration – Non-receipt of TASE’s approval of the Convertible Debenture

In addition to any other provision of This Agreement, the parties agree that upon the occurrence of one (or more) of the events set forth below, the Outstanding Debt shall be accelerated:

8.1.1	The general meeting of the Borrower’s shareholders did not approve the allocations detailed in this Agreement;

8.1.2	The Borrower notified the Lender that neither the TASE’s approval for the Convertible Debenture nor the TASE’s Approval for the Warrants has been obtained.

8.1.3	The TASE’s approval for the Convertible Debenture or the TASE’s Approval for the Warrants has been obtained subject to conditions which, in the Lender’s sole discretion, materially and adversely change the terms of the transaction contemplated herein.

8.2	Acceleration – Events of default

Without derogating from the generality of the provisions of This Agreement and from any remedy available to the Lender under law, upon the occurrence of a Default Event (among ones specified below) (“Default Event/s”), provided that the cure/remedy period in respect of such event (if any) has elapsed, the Lender shall be entitled (but not obligated), at her sole discretion, to accelerate the Outstanding Debt, or any part thereof, and other amounts owing to her, regardless of whether or not the payment due date has arrived.

Below are the Default Events:

8.2.1	The Borrower failed to comply with the repayment terms of any of the payments specified in This Agreement, without the Lender’s prior written consent.

8.2.2	The Borrower breached any of its undertakings under This Agreement and has not remedied such breach within 15 days from the date of the breach.

8.2.3	An attachment is imposed and/or similar enforcement action is taken against or in respect of 50% of the Borrower’s assets, and such attachment or request to impose an attachment has not been removed or cancelled within 120 days;

8.2.4	A motion has been filed for the liquidation of the Borrower and/or for the appointment of a receiver or liquidator or a temporary or permanent trustee in respect of the Borrower or its assets, and such motion or appointment has not been removed or cancelled within 60 days;

8.2.5	The Borrower notified that it is unable to repay all of its debts upon their due date;

8.2.6	The Borrower has ceased, or has notified of its intention to cease, the conduct of all of its business activities.

8.2.7	The Borrower’s shares have been delisted from the TASE and are not listed on TASE in Israel or on a stock exchange outside of Israel.

8.3	In the event that any of the events listed in Sections 8.1 through 8.2 (inclusive) above occur and the Outstanding Debt is accelerated as aforesaid, the Borrower undertakes to repay the Outstanding Debt within 14 Business Days from the date of receipt of the Lender’s written demand.

8.4	For the avoidance of doubt, it is clarified that the Lender’s right to accelerate the Outstanding Debt and/or to take measures for the collection of the Outstanding Debt in respect of any of the events listed in Sections 8.1 through 8.2 (inclusive) constitutes a separate right with respect to each of the sub-sections, and the occurrence of any one Default Event shall be sufficient for the exercise of the Lender’s rights as provided in this section.

8.5	Without derogating from the aforesaid, in any case of acceleration, the Lender shall be entitled to take any and all measures she deems fit for the collection of the Outstanding Debt.

8.6	In the event that the Loan is declared due and payable as detailed above, an arrears interest shall be added to the Loan interest, as customary in the Israeli banking system, starting from the date of acceleration until the date of actual payment.

8.7	Any amounts received by the Lender or by anyone on her behalf as a result of collection actions taken (if any) in connection with the acceleration of the Outstanding Debt, shall be applied in the following order; (a) payment of expenses, levies, and obligations incurred by the Lender or by anyone on her behalf in connection with the collection of the Outstanding Debt; (b) payment of arrears interest pursuant to Section 8.6 above; (c) payment of the Loan interest; and (d) payment of the Loan Principal.

9	Conversion of the Loan

9.1	Loan Conversion terms

The parties agree that, as of the date of receipt of the TASE’s approval, the Lender shall be entitled, at any time and until the expiration of the Loan Term, to convert the outstanding unpaid balance of the Loan (in whole or in part) into Ordinary Shares of the Borrower, provided that in each conversion at least 10% of the principal amount of the Loan, as stated as of the date of signing of This Agreement, is converted in accordance with the provisions of This Agreement and subject to the terms and conditions set forth below (the “Conversion Shares” and the “Loan Conversion” respectively):

9.1.1	Loan Conversion price

ILS 12 per share (the “Conversion Price”).

9.1.2	Conversion Shares amount

9.1.2.1	Until the lapse of 6 months from the date of provision of the Loan, the number of Conversion Shares shall be equal to the ratio between the principal of the Loan that the Lender seeks to convert (or any portion thereof), together with the Loan interest accrued thereon up to the date of conversion, and the Conversion Price.

For example, if the Lender seeks to convert an amount of ILS 1,000,000 out of the Loan Principal, and the conversion date occurs 3 months following the date of provision of the Loan:

(Loan Principal + interest (ILS 1,025,000)) / Conversion Price (ILS 12) = Conversion Shares (85,417)

9.1.2.2	Strating from the lapse of 6 months from the date of provision of the Loan, the number of Conversion Shares shall be equal to the ratio between the total principal amount of the Loan that the Lender seeks to convert (or any portion thereof), together with the Loan interest to be calculated up to the contractual maturity date, and the Conversion Price.

For example, if the Lender seeks to convert an amount of ILS 1,000,000 out of the Loan Principal, and the conversion date occurs 9 months following the date of provision of the Loan:

(Loan Principal + interest (ILS 1,210,000)) / Conversion Price (ILS 12) = Conversion Shares (100,833)

9.1.2.3	It is hereby clarified that the Loan is convertible into whole Ordinary Shares only, and in no event shall fraction shares be issued as a result of such conversion. If fraction shares would otherwise result from the conversion of the Loan, such fraction shares shall be rounded up or down to the nearest whole share number.

9.1.2.4	The Lender’s right in connection with the Loan Conversion, the Conversion Shares or the Convertible Debenture shall not be subject to any adjustments of any kind, including in cases of bonus share distribution, dividend distribution, rights offering, changes in the Company’s share capital, or any merger, acquisition or reorganization transaction, other than in the case of an Additional Funding as specified in Section 10 below. 7.1.4.

9.2	Loan Conversion method

9.2.1	The Loan Conversion by the Borrower shall be carried out in accordance with the provisions of Section 9.1 above, following receipt of a written notice from the Lender, in the language to be determined by the Borrower, which shall include, inter alia, the name of the Lender, the Loan Conversion Price and the amount of the Loan to be converted (the “Conversion Notice”).

9.2.2	The Loan Conversion shall be in effect upon receipt of the Conversion Notice by the Borrower. For the avoidance of doubt, it is clarified that the Conversion Shares shall be received by the Lender in practice (insofar as the Lender sought to convert the Loan) only following their listing in accordance with the provisions of the TASE Regulations and the directives by virtue thereof.

9.2.3	The Loan Conversion shall be carried out in practice (namely – the Borrower shall act vis-à-vis TASE’s nominee company for the purpose of allocation of the Conversion Shares) within 5 Business Days from the date on which the Borrower received the Lender’s written request therefor, subject to TASE’s approval, the provisions of any law, and the provisions of the TASE’s Regulations including its directives (the “Conversion Date”).

9.2.4	The Conversion Shares derived as a result of the Loan Conversion shall be equal in their rights to the Ordinary Shares for all intents and purposes.

9.3	As of the Conversion Date, the provisions of This Agreement shall apply between the parties as if, from the outset, the total amount converted pursuant to the Loan Conversion had been transferred to the Borrower as consideration for the Conversion Shares.

9.4	For the avoidance of doubt, it is clarified that the full conversion of the Loan and the allotment of all of the Conversion Shares as aforesaid shall constitute full, final and absolute repayment of the Outstanding Debt contemplated herein.

10	The Lender’s participation in the Additional Funding round

Notwithstanding the foregoing, if during the Loan Term the Borrower raises capital, or performs a merger or acquisition, or conducts a rights offering, at a price per share lower than the Conversion Price (the “Additional Funding Price” and the “Additional Funding”, respectively):

10.1	The Lender shall be entitled to perform the Loan Conversion (in whole or in part) at the Additional Funding Price, provided that such Loan Conversion is performed for each 3 months following the completion of the Additional Funding, in accordance with the provisions of Section 9.2 above (mutatis mutandis); and

10.2	The Lender shall be entitled to exercise the Allotted Warrants (in whole or in part) in consideration for the Reduced Exercise Price, provided that such exercise of the Allotted Warrants shall be performed no later than 3 months following the completion of the Additional Funding, in accordance with the provisions of Section 0 above (mutatis mutandis).

“Reduced Exercise Price” – cash amount reflecting the product of: (1) the total number of Allotted Options in respect of which an Exercise Notice has been delivered; and (2) the product obtained by multiplying the Additional Funding Price by the ratio resulting from dividing the exercise price by the Conversion Price.

For example, if the Lender seeks to exercise a total of 100,000 Allotted Warrants in the context of the Additional Funding, and the Additional Funding Price is set at ILS 10 per share:

Allotted Warrants (100,000) × Additional Funding Price (ILS 10) × Exercise Price (ILS 14) / Conversion Price (ILS 12) = Reduced Exercise Price (ILS 1,166,667)

For the avoidance of doubt, it is clarified that if the Lender does not perform the Loan Conversion and/or exercise the Allotted Warrants within 3 months following the completion of the Additional Funding, the Lender shall not be entitled to the adjustment set forth in this Section 10, and the Conversion Price and the Exercise Price shall be as specified in Sections 9.1.1 and 7.1.2 above (respectively).

it is clarified that in the event of a loan conversion at the Adjusted Conversion Price, then the conversion of the loan and the allotment of the Excess Shares (as such term is defined in Section 12.1(b) below) (to the extent that the Lender provides a conversion notice) are subject to the additional conditions for the Excess Shares (as such term is defined in Section 12.1(b) below).

To the extent that a withholding tax obligation applies in respect of the conversion of the loan at the reduced price, the Borrower shall bear the costs of the tax withholding and shall withhold tax at source. Insofar as there is an obligation under the provisions of the law to withhold tax at source in respect of the reduction component mentioned in Section 10.1, the Borrower shall transfer the amount in cash to the tax authorities for the withholding tax obligation without the Lender being required to do so, without a demand from the Lender to make such payment, and without a reduction in the number of shares allotted as a result of the conversion of the loan under Section 10.1, such that after the withholding of tax, the Lender shall receive the number of shares that would have been received had the withholding not been required.

11	Transfer of rights and assignment of obligations

11.1	The Borrower shall not transfer her rights and/or obligations under This Agreement, in whole or in part, to any third party. Any assignment/ transfer of rights and/or obligations made, if any, contrary to the provisions of this section shall be null and void and of no legal effect.

11.2	The Lender shall not transfer her rights and/or obligations under This Agreement, in whole or in part, to any third party, other than with the Borrower’s prior written consent. Any assignment/transfer of rights and/or obligations made, if any, contrary to the provisions of this section shall be null and void and of no legal effect.

11.3	Notwithstanding the provisions of Section 11.2 above, the Lender may transfer her rights and/or obligations under This Agreement, in whole or in part, to a company under her control and wholly owned by her and/or to a third party who is a first-degree family member only.

12	Adjustments

12.1	Subject to the provisions and directives of the TASE’s Regulations, the Conversion Shares, the Allotted Warrants and the Exercise Shares shall be subject to the following adjustments:

a.	Change in share capital structure: in any event where, prior to the Loan Conversion or the exercise of the Allotted Warrants, a change occurs in the issued share capital of the Borrower, i.e. a share split/consolidation, the number of Conversion Shares and Exercise Shares shall be proportionately decreased or increased, and/or the Conversion Price and the Exercise Consideration shall be correspondingly decreased or increased, such that in any case the total aggregate consideration payable in respect of the Loan Conversion and/or the exercise of the Allotted Warrants shall remain unchanged.

b.	Dividend: in the event that, prior to the Loan Conversion and/or the exercise of the Allotted Warrants, the Borrower distributes a cash dividend to the shareholders of the Company, the Conversion Price (with respect to the Conversion Shares) and the Exercise Price (with respect to the Allotted Warrants) shall be adjusted as a result of such dividend distribution as follows: on the ex-dividend date, the Conversion Price/Exercise Price shall be reduced by the amount of the gross (pre-tax) dividend amount paid as part of the dividend for each share of the Borrower.

c.	Bonus shares: in the event that the Borrower distributes bonus shares, the record date for their distribution being before the Loan Conversion and/or the exercise of the Allotted Warrants, the number of shares to which the Lender shall be entitled upon the Loan Conversion and/or the exercise of the Allotted Warrants, as applicable, shall increase by the number of bonus shares to which the Lender would have been entitled had it converted the Loan or exercised the Allotted Warrants prior to the record date for the distribution of the bonus shares. The Conversion Price and/or the Exercise Price shall be correspondingly reduced as a result of the increase in the number of Exercise Shares or Conversion Shares to which the Lender is entitled due to the distribution of bonus shares, such that the total aggregate consideration payable in respect of the Conversion Shares and the Exercise Shares.

12.2	The provisions of this section above shall also apply mutatis mutandis to the warrants.

13	Miscellaneous

13.1	To the extent that the Borrower receives additional loans after the date of signing this agreement which are not secured by collateral (the “Additional Loans”), then upon dissolved, the Lender’s rights regarding the loan granted under this agreement shall have priority in the order of creditors over the rights of the lenders of the Additional Loans. To the extent that after the date of signing this agreement, secured loans are granted to the Borrower, such loans shall have priority in the order of creditors upon dissolved over the loan subject to this agreement only with respect to the specific collateral provided for such loans, all subject to the provisions of the law. For example: Loans received by the Borrower for the purpose of leasing a vehicle and/or loans received by the Borrower for the acquisition of turbines for the production of electricity and water against a pledge of said turbines – such loans shall have priority upon dissolved only in relation to the collateral provided as stated.

13.2	This Agreement exhausts the entire agreement between the parties and supersedes any and all prior understanding, representation, agreement, draft or undertaking, whether direct or for the benefit of any third party, as well as any prior negotiations, summaries, MOUs, understandings or agreements relating to This Agreement, whether written or oral, and none of the foregoing shall be used for the interpretation of this Agreement.

13.3	No amendment, modification or addendum to This Agreement, and no waiver, consent, arrangement or extension (a “Waiver”), shall be valid or binding upon the parties to This Agreement unless made in writing and duly signed by all parties to This Agreement. If the Waiver is valid, it shall apply solely to the specific instance and purpose for which it was granted and shall not constitute any estoppel or preclusion with respect to any future matter. Any Waiver granted by one party to This Agreement to the other party shall not constitute a precedent and/or construed as creating any analogy or inference with respect to any similar, different or other case. Refrainment of any party to the Agreement to exercise any right available thereto under This Agreement or under any law, or the failure to timely use such right, shall not be deemed a Waiver of such right on his part.

13.4	This Agreement and any matter arising therefrom shall be governed exclusively by the Israeli law (without the choice of law rules of the Israeli law), and no other law shall apply.

13.5	The exclusive jurisdiction with respect to any matter arising in connection with This Agreement and its performance shall lie solely with the competent court in Tel Aviv-Jaffa, which shall serve as the exclusive venue.

13.6	Any notice delivered by one party to another in connection with This Agreement shall be in writing and delivered by hand or sent by registered post to the addressee’s address specified in the preamble to This Agreement (or to such other address as the parties may notify each other from time to time), or sent by e-mail to the address specified in the preamble to This Agreement (or to such other address as the parties may notify each other from time to time). Any such notice shall be deemed to have reached its destination upon delivery thereof (if delivered by hand), or within one Business Day from the date of transmission thereof by e-mail, or within 3 Business Days from the date of dispatch by registered post, as applicable.

In witness whereof, the parties have hereunto set their hands:

/s/ Turbogen Ltd	/s/ Alex Katz
Turbogen Ltd.	Alex Katz

Annex A

Restrictions on Resale

Section 15C of the Securities Law, 5728-1968

15C.	(a) Notwithstanding the provisions of Section 15B(3), a public offering shall be deemed as –

(1)	An offering during the course of trading on the stock exchange of securities listed therein, which were allotted to the offeror by an issuer in an offering pursuant to Section 15A(a)(1)(4) or (7), or in an offering made outside of Israel other than according to a prospectus, if the period prescribed in the regulations from the date of allotment has not yet elapsed, or if the additional periods prescribed in the regulations have not yet elapsed and, in each of the additional periods, one of the following has occurred:

(a)	The number of the securities offered exceeds the number prescribed in the regulations;

(b)	The percentage of the issued and paid-up share capital of the corporation whose securities are offered exceeds the percentage prescribed in the regulations;

The provisions of this paragraph shall also apply to securities purchased during such period or additional periods, as applicable, other than according to a prospectus and not during the course of trading on the stock exchange, from the offeror or from a corporation controlled by the corporation whose securities are offered, as well as to securities resulting from the exercise or conversion of securities allotted as stated in this paragraph;

(2)	(Deleted).

(b) The provisions of paragraph (a) shall not apply to an offer made in the course of trading on the stock exchange by the State, or by anyone who purchased securities that were offered by the State in the course of a privatization, within the meaning thereof in Section 15B.

Regulation 5 of the Securities Regulations (Details for Purposes of Sections 15A to 15C of the Law), 5760-2000

5. (a) The period from the day of allotment for purposes of Section 15C(a)(1) of the Law, with respect to securities allotted to the offeror by an issuer pursuant to Sections 15A(a)(1), (4) or (7), or in an offering made outside of Israel other than according to a prospectus, shall be six months; the period with respect to securities so allotted by an issuer to a corporation under its control shall be one year.

(b) The additional periods for purposes of Section 15C(a)(1) of the Law, with respect to securities allotted to the offeror by an issuer pursuant to Sections 15A(a)(1), (4) or (7), or in an offering made outside of Israel other than in accordance with a prospectus, shall be six consecutive quarters; the period with respect to securities so allotted by an issuer to a corporation under its control shall be eight consecutive quarters.

(c) The number of securities that may be offered on any trading day on the stock exchange for purposes of Section 15C(a)(1)(a) of the Law shall be the daily average of the stock exchange trading volume of securities of the type being offered during the eight-week period preceding the day of the offering.

(d) The percentage for purposes of Section 15C(a)(1)(b) of the Law, as of the day of the offering, shall be one percent of the issued and paid-up share capital of the corporation whose securities are offered, during each quarter; in this regulation, “issued and paid-up share capital” – other than shares resulting from the exercise or conversion of convertible securities that were allotted up to the day of the offering and have not yet been exercised or converted.

(e) The period for purposes of Section 15C(a)(2) of the Law shall be two years from the day of allotment.

(f) In this regulation, “quarter” means a period of three months; the first quarter shall commence at the end of the period stated in sub-regulation (a), as applicable.